Exhibit 10.30


                                VOTING AGREEMENT

         This Voting Agreement (this "Voting Agreement") is entered into as of March 10, 1998, between RF Acquisition Corp., an Illinois corporation ("Purchaser"), and Werner E. Neuman and James A. Steinback (each, a "Shareholder" and collectively, the "Shareholders").

                                    RECITALS

         A. Pursuant to that certain Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") among Purchaser, Communications Instruments, Inc., a Delaware corporation and parent of Purchaser, and Corcom, Inc., an Illinois corporation ("Company"), Purchaser will be merged with and into the Company and the Company shall be the surviving corporation in the merger (the "Merger").

         B. The Shareholders are executing this Voting Agreement as an inducement to Purchaser to enter into and execute the Merger Agreement.

         C. All capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         1. Representations and Warranties of the Shareholder. Each of the Shareholders, severally and not joint and severally, hereby represent and warrant to Purchaser:

                  (a) Such Shareholder has the legal capacity, power and authority to enter into and perform all of such Shareholder's obligations under this Voting Agreement. The execution, delivery and performance of this Agreement by such Shareholder will not violate any other agreement to which such Shareholder is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders, agreement or voting trust. This Voting Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms.

                  (b) The execution and delivery of this Voting Agreement by the Shareholder do not, and the performance of this Voting Agreement by the Shareholder will not, result in a violation of, or a default under, or conflict with, any contract, commitment, agreement or arrangement which the Shareholder is a party or by which the Shareholder is bound or affected, which violation, default

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or conflict would materially and adversely affect the Shareholder's ability to perform their obligations under this Voting Agreement.

                  (c) Such Shareholder is the record holder of the number of shares of common stock, no par value per share, of the Company as set forth opposite his name on Schedule I attached hereto (the "Existing Shares"). On the date hereof, the Existing Shares constitute all of the Shares owned of record by such Shareholder. Such Shareholder has sole voting power and sole power to issue instructions with respect to the Existing Shares, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Voting Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Voting Agreement.

         2. Representations and Warranties of Purchaser. The Purchaser hereby represents and warrants to the Shareholders:

                  (a) Purchaser has all necessary power and authority to execute and deliver this Voting Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Voting Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by Purchaser, and no other proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Voting Agreement or to consummate such transactions.

                  (b) The execution and delivery of this Voting Agreement by Purchaser do not, and the performance of this Voting Agreement by Purchaser will not, result in a violation of, or a default under, or conflict with, any contract, commitment, agreement or arrangement which Purchaser is a party or by which Purchaser is bound or affected, which violation, default or conflict would materially and adversely affect Purchaser's ability to perform its obligations under this Voting Agreement.

         3. Disposition of Shares. During the term of this Voting Agreement, each Shareholder hereby covenants and agrees that it shall not transfer ownership of or pledge any of its Shares unless the transferee or pledgee agrees in writing to be bound by the terms and conditions of this Voting Agreement.

         4. Voting.

                  (a) At least three business days before any meeting of the shareholders of the Company, however called, or any action by consent of the shareholders of the Company, in which the shareholders of the Company will vote on the adoption of the Merger Agreement, the approval of the transactions contemplated thereby, or the approval or adoption of any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger or reasonably be expected to result in a breach of the Merger Agreement (each, a "Relevant Shareholder Meeting"),

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the Shareholders shall (or shall cause the Company to) provide written notice of such Relevant Shareholder Meeting to the Purchaser.

                  (b) If (i) notice of such Relevant Shareholder Meeting is provided to the Purchaser within the requisite time period as set forth in the preceding sentence and (x) the Purchaser has entered (or does enter) into a definitive credit agreement for the debt financing identified in the commitment letter referenced in Section 4.06 of the Merger Agreement (the "Credit Agreement") before the time at which such Relevant Shareholder Meeting is formally convened, or (y) the Purchaser has waived (or does waive) the condition to closing set forth in Section 6.02(f) of the Merger Agreement before the time at which such Relevant Shareholder Meeting is formally convened, or (ii) notice of such Relevant Shareholder Meeting is not provided to the Purchaser within the requisite time period as set forth in the preceding sentence, then each Shareholder shall vote its Shares owned as of the date hereof or hereafter acquired at such Relevant Shareholder Meeting (a) in favor of adoption of the Merger Agreement and approval of the transactions contemplated thereby and (b) against approval or adoption of any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger or reasonably be expected to result in a breach of the Merger Agreement; provided, however, that each Shareholder has no obligation to vote in favor of adoption of any agreement other than the Merger Agreement as presently constituted or approval of any transaction other than those transactions described in the Merger Agreement.

         5. Proxy. If (i) notice of a Relevant Shareholder Meeting is provided to the Purchaser within the requisite time period as set forth in the first sentence of Section 4 above and (x) the Purchaser has entered (or does enter) into the Credit Agreement before the time at which such Relevant Shareholder Meeting is formally convened, or (y) the Purchaser has waived (or does waive) the condition to closing set forth in Section 6.02(f) of the Merger Agreement before the time at which such Relevant Shareholder Meeting is formally convened, or (ii) notice of such Relevant Shareholder Meeting is not provided to the Purchaser within the requisite time period as set forth in the first sentence of
Section 4 above, then, for purposes of such Relevant Shareholder Meeting each Shareholder hereby constitutes and appoints Purchaser, or any nominee of Purchaser, with full power of substitution, as his or its true and lawful attorney and proxy, for and in his, her or its name, place and stead, to vote as his, her or its proxy as any meeting of the shareholders of the Company, however called (a) in favor of adoption of the Merger Agreement and approval of the transactions contemplated hereby and (b) against approval or adoption of any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger or reasonably be expected to result in a breach of the Merger Agreement; provided, however, that each Shareholder has no obligation, and the Purchaser has no authority, to vote in favor of adoption of any agreement other than the Merger Agreement as presently constituted or approval of any transaction other than those transactions described in the Merger Agreement. The Purchaser may sign any such Shareholder's name to any written consent of the shareholders of the Company with respect to the Shares but only with respect to matters referenced in clauses (a) and (b) of this
Section 5 and subject to the limitations set forth in Section 4 and this Section 5.

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         6. Waiver of Appraisal Rights. To the extent applicable, each
Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that each Shareholder may have on the terms set forth in the Merger Agreement in effect on the date hereof.

         7. Termination. The covenants, agreements and proxy contained herein may be terminated:

                  (a)      By mutual consent of the parties hereto.

                  (b) By any party hereto, if such party is precluded by an order or injunction of a court of competent jurisdiction from consummating the transactions contemplated hereby.

                  (c) By any party hereto, if after the date hereof any action has been taken or any statute, rule or regulation has been enacted, promulgated or deemed applicable to the transactions contemplated hereby by any government or governmental agency that makes the consummation of the transactions contemplated hereby illegal.

                  (d) By any party hereto upon termination of the Merger Agreement in accordance with its terms.

                  (e) By any party hereto upon the consummation of the Merger.

         8. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Voting Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         9. Entire Agreement. This Voting Agreement constitutes the entire agreement between the parties hereto and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

         10. Amendment; Waiver. This Voting Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by each of the parties hereto. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver hereof; not shall any single or partial exercise of any rights, power or remedy preclude any other future exercise thereof or the exercise of any other right, power or remedy hereunder.

         11. Assignment. Neither this Voting Agreement nor any right or obligation hereunder is assignable in whole or in part, whether by operation of law or otherwise, by the parties to this Voting Agreement without the express written consent of the other parties, and any such attempted assignment shall be void and unenforceable.
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         12. Governing Law. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to the principles of conflict of laws thereof.

         13. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

         14. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have then duly given upon receipt) by delivery in person, by cable, telegram, telex or telecopies, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                      If to Purchaser:          RF Acquisition Corp. c/o
                                                CII Technologies, Inc. 1396
                                                Charlotte Hwy. Fairview, NC
                                                28730 Attention:  President

                      with a copy to:           Kirkland & Ellis
                                                200 East Randolph Drive
                                                Chicago, IL  60601
                                                Attention:  Sanford E. Perl

                      If to Shareholder:        The Shareholders
                                                c/o Corcom, Inc.
                                                844 East Rockland Road
                                                Libertyville, IL  60048
                                                Attention:  Werner E. Neuman

                      with a copy to:           D'Ancona & Pflaum
                                                20 North LaSalle Street
                                                Suite 2900
                                                Chicago, IL  60602
                                                Attention:  Walter Roth

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

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         15. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Voting Agreement.

         16. Counterparts. This Voting Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall not be necessary for all parties hereto to execute the same counterpart(s) of this Voting Agreement for this Voting Agreement to become effective.

                                   * * * * *


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         IN WITNESS WHEREOF, the parties hereto have caused this Voting
Agreement to be duly executed and delivered as of the date first written above.

                                    RF ACQUISITION CORP.


                                    By: /s/ Simmons
                                       ---------------------------------
                                       Name:       Simmons
                                            ----------------------------
                                       Title: Vice President
                                             ---------------------------


                                    SHAREHOLDERS


                                          /s/ Werner E. Neuman
                                    ------------------------------------
                                              Werner E. Neuman



                                          /s/ James A. Steinback
                                    ------------------------------------
                                              James A. Steinback




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